Exhibit 99.1

news release

FOR RELEASE

June 23, 2004

NASDAQ: SNIC

SONIC SOLUTIONS RAISES $23.8 MILLION

Marin County, California (June 23, 2004) — Sonic Solutions (Nasdaq: SNIC) today announced the public offering of 1,300,000 shares of its common stock, no par value, at a price of $19.48 per share. All of the shares are being offered by Sonic under its currently effective shelf registration statement. Subject to customary closing conditions, Sonic will receive proceeds of approximately $23.8 million, net of fees and other expenses related to the transaction.

Sonic intends to use the net proceeds of the sale of the common stock primarily for general corporate purposes and to fund general working capital requirements.

J.P. Morgan Securities Inc. served as the sole underwriter of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus relating to the offering may be obtained from J.P. Morgan Securities Inc. at 560 Mission Street, San Francisco, CA 94105 or by calling (415) 315-5000.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic Solutions (Nasdaq: SNIC) (http://www.sonic.com) is the world’s leading supplier of DVD creation software for professional, industrial and consumer applications. The majority of major film releases on DVD have been produced on Sonic’s professional DVD authoring systems in studios around the world. Sonic’s MyDVD® and DVDit® are the most widely used DVD creation applications by consumers and video enthusiasts and are the solutions of choice among the key PC and after-market drive suppliers. Sonic’s RecordNow!™ is a leading solution for audio and data mastering. InterActual, a subsidiary of Sonic Solutions, is the leading provider of software and services that enable cutting-edge DVD interactivity in computers and next-generation home entertainment platforms. Sonic’s AuthorScript®, the DVD and CD formatting and burning engine that underlies Sonic’s applications, is the most widely deployed DVD software engine and has been licensed by Adobe, Microsoft, Sony and many others.

Sonic, the Sonic logo, AuthorScript, Backup MyPC, CinePlayer, DVD Producer, Edit-on-DVD, HyperMux DL, NoNOISE, Sonic PrimeTime, RecordNow! Simple Backup, Sonic JumpSafe and Sonic SmartBalance are trademarks of Sonic Solutions. AutoDVD, DVDit, DVD Fusion, MyDVD, OpenDVD, PrePlay, ReelDVD, Scenarist, Sonic DVD Creator and Sonic Solutions are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.

Contact:

Carolyn Bass, Rob Walker

Market Street Partners

415/321-2454

investinsonic@sonic.com

Sonic Solutions

A. Clay Leighton, 415/893-8000

clay_leighton@sonic.com

This press release may contain statements that constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and Sonic assumes no obligation to update this information. Actual results could differ materially from those projected in the forward-looking statements as a result of various risks and uncertainties, including those discussed in Sonic’s annual and quarterly reports on file with the Securities and Exchange Commission. This press release should be read in conjunction with the Company’s most recent annual report on Form 10-K and Registration Statement on Form S-3 on file with the Commission, which contain more detailed discussions of Sonic’s business including risks and uncertainties that may affect future results.